As filed with the Securities and Exchange Commission on May 18, 2023

Registration No. 333-196349

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ConocoPhillips

(Exact name of registrant as specified in its charter)

Delaware	925 N. Eldridge Parkway Houston, TX 77079	01-0562944
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification No.)

2014 Omnibus Stock and Performance Incentive Plan of ConocoPhillips

2023 Omnibus Stock and Performance Incentive Plan of ConocoPhillips

(Full title of the plan)

Kelly B. Rose

Senior Vice President, Legal and General Counsel

ConocoPhillips

925 N. Eldridge Parkway

Houston, Texas 77079

(281) 293-1000

(Name and address of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

ConocoPhillips (the “Company”) previously filed a Registration Statement on Form S-8 (File No. 333-196349) with the Securities and Exchange Commission (the “Commission”) on May 29, 2014 (the “Prior Registration Statement”) with respect to the offer and sale of 79,000,000 shares of the Company’s common stock, par value $0.01 per share (the “common stock”), issuable under the Company’s 2014 Omnibus Stock and Performance Incentive Plan (the “2014 Plan”).

On February 15, 2023 (the “Adoption Date”), the Company’s board of directors adopted the Company’s 2023 Omnibus Stock and Performance Incentive Plan (the “2023 Plan”). The 2023 Plan was subsequently approved at the Company’s 2023 Annual Meeting of Stockholders held on May 16, 2023 (the “Approval Date”), and, as a result, no further awards may be made under the 2014 Plan. The number of shares of common stock authorized for issuance pursuant to the 2023 Plan is equal to (i) 26,000,000 newly authorized shares of common stock (the “Newly Authorized Shares”) plus (ii) 10,000,000 shares of common stock authorized for issuance, but unissued, under the 2014 Plan, as of immediately prior to the Adoption Date, minus the number of shares of common stock underlying awards granted under the 2014 Plan during the period beginning on the Adoption Date and ending on the Approval Date (the “Rollover Shares”). As of May 18, 2023, there were 10,000,000 Rollover Shares authorized for issuance pursuant to the 2023 Plan.

The Company is filing this Post-Effective Amendment pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statement to register the offer of the Rollover Shares under the 2023 Plan (as such shares are no longer issuable under the 2014 Plan). The Company is not registering any additional shares of common stock that were not previously registered on the Prior Registration Statement or that were not approved by the Company’s stockholders as of the Approval Date. Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a Registration Statement on Form S-8 to register the 26,000,000 new shares of common stock that are authorized for issuance pursuant to the 2023 Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the Registrant are incorporated in this Post-Effective Amendment by reference and shall be deemed to be a part hereof:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Commission on February 16, 2023;
(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, as filed with the Commission on May 4, 2023;
(3)	The Registrant’s Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders on May 16, 2023 (filed with the Commission on April 3, 2023);
(4)	The Registrant’s Current Report(s) on Form 8-K as filed with the Commission on February 2, 2023, May 4, 2023 and May 18, 2023; and
(5)	The description of the Common Stock contained in the Registrant’s Current Report on Form 8-K, as filed with the Commission on August 30, 2002, as updated by Exhibit 4.1 to ConocoPhillips’ Annual Report on Form 10-K for the year ended December 31, 2022, and as subsequently amended and updated from time to time.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement (other than any such documents or portions thereof that are furnished rather than filed), and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the securities offered pursuant to this Registration Statement has been passed upon for the Registrant by Shannon B. Kinney, Deputy General Counsel, Chief Compliance Officer and Corporate Secretary of the Registrant. Ms. Kinney is regularly employed by the Registrant, participates in various employee benefit plans of the Registrant under which she may receive shares of Common Stock, restricted stock units or options to purchase shares of Common Stock, and currently beneficially owns less than 1% of the outstanding shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) liability under section 174 of the Delaware General Corporation Law (the “DGCL”) for unlawful payment of dividends or stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides that, to the fullest extent of Delaware law, no director of the Registrant shall be liable to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director.

Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (i) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (ii) in the case of a criminal proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by the Registrant’s certificate of incorporation or the Registrant’s By-Laws, a vote of stockholders or disinterested directors, agreement or otherwise.

Under the DGCL, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

The Registrant’s By-Laws provide for the indemnification and advancement of expenses of any individual made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant or is or was a director or officer of the Registrant serving as an officer, director, employee or agent of any other enterprise at the request of the Registrant to the fullest extent permitted under applicable law. The Registrant will not indemnify a director or officer who commences any proceeding (except for proceedings to enforce rights of indemnification), unless the commencement of that proceeding was authorized or consented to by the Registrant’s board.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Document Description

3.1	Amended and Restated Certificate of Incorporation of ConocoPhillips, dated May 14, 2008 (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q of ConocoPhillips for the quarterly period ended June 30, 2008; File No. 001-32395).
3.2	Second Amended and Restated By-Laws of ConocoPhillips, as amended and restated as of May 16, 2023 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of ConocoPhillips filed on May 18, 2023; File No. 001-32395).
5.1	Opinion of Shannon B. Kinney as to the legality of securities.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of DeGolyer and MacNaughton.
23.3	Consent of Shannon B. Kinney (included in Exhibit 5.1).
24	Powers of Attorney (included on the signature page hereto).
99.1	2023 Omnibus Stock and Performance Incentive Plan of ConocoPhillips (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of ConocoPhillips filed on May 18, 2023; File No. 001-32395).
99.2	2014 Omnibus Stock and Performance Incentive Plan of ConocoPhillips (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of ConocoPhillips filed on May 14, 2014; File No. 001-32395).

Item 9. Undertakings.

(a)            The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 18, 2023.

CONOCOPHILLIPS
By:	/s/ Kelly B. Rose
Kelly B. Rose
Senior Vice President, Legal and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below appoints Kelly B. Rose and Shannon B. Kinney, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of Registrant, to sign any and all amendments (including post-effective amendments) to this Post-Effective Amendment and all documents or instruments necessary or appropriate to enable Registrant to comply with the Securities Act and to file the same with the Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Ryan M. Lance	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	May 18, 2023
Ryan M. Lance
/s/ William L. Bullock, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 18, 2023
William L. Bullock, Jr.
/s/ Christopher P. Delk	Chief Accounting Officer (Principal Accounting Officer)	May 18, 2023
Christopher P. Delk
/s/ Dennis V. Arriola	Director	May 18, 2023
Dennis V. Arriola
/s/ Gay Huey Evans	Director	May 18, 2023
Gay Huey Evans
/s/ Jody Freeman	Director	May 18, 2023
Jody Freeman
/s/ Jeffrey A. Joerres	Director	May 18, 2023
Jeffrey A. Joerres
/s/ Timothy A. Leach	Director	May 18, 2023
Timothy A. Leach
/s/ William H. McRaven	Director	May 18, 2023
William H. McRaven
/s/ Sharmila Mulligan	Director	May 18, 2023
Sharmila Mulligan
/s/ Eric D. Mullins	Director	May 18, 2023
Eric D. Mullins
/s/ Arjun N. Murti	Director	May 18, 2023
Arjun N. Murti

/s/ Robert A. Niblock	Director	May 18, 2023
Robert A. Niblock
/s/ David T. Seaton	Director	May 18, 2023
David T. Seaton
/s/ R.A. Walker	Director	May 18, 2023
R.A. Walker